EXHIBIT 99.1

FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97401
(Nasdaq-NMS: “PWEI”)

CONTACT:	Scott Long,
Chief Financial Officer, PW Eagle, Inc.
541-343-0200

PW EAGLE REPORTS RECORD

SECOND QUARTER RESULTS

Conference Call and Webcast Scheduled for August 3, 2006 at 11 a.m. ET

Eugene, Oregon — August 2, 2006 — PW Eagle, Inc. (Nasdaq-NMS: “PWEI”) today reported record second quarter revenues and net income for the three month period ended June 30, 2006.

Revenues for the second quarter totaled $205.2 million, an increase of 27.0 percent compared with revenues of $161.6 million in last year’s second quarter. Net income of $16.7 million, or $1.35 per fully diluted share, increased seven-fold compared with net income of $2.3 million, or $0.23 per fully diluted share, for the three months ended June 30, 2005. The current period included non-cash after-tax charges of approximately $1.0 million, or $0.08 per share, associated with expensing employee and director stock options and restricted stock as required by FAS 123(R).

Revenues for the first six months of 2006 totaled $387.2 million, up 27.2 percent compared with revenues of $304.3 million recorded in the first half of 2005. Net income for the first six months totaled $37.7 million compared with $5.0 million for the first half of 2005.

“Our record second quarter results reflect strong volume across all parts of our business,” said Jerry Dukes, Chairman and CEO. “Low inventories across the industry and at the distributor level helped to bolster demand as the construction season came into full swing. Our pricing stabilized toward the end of the quarter, after trending downward through the previous quarter, as resin prices held flat. The combination of strong volume and relatively high margins resulted in another quarter of excellent financial performance. We used our positive cash flow to pay off all balances under our revolving credit agreement and ended the quarter with $8 million in cash.

“Based on the strength of volume and pricing we have experienced in July, we are optimistic about our ability to continue to deliver strong results for the third quarter,” Dukes continued. “PVC resin suppliers have announced price increases for both August and September; however, it is too early to know if these increases will be implemented. Historically, we have been able to maintain or increase margins during periods of rising raw material costs.”

Dukes concluded, “We are encouraged by the outlook for our business in the months ahead. Even as housing starts moderate to a more sustainable level, we see non-residential construction activity, agriculture irrigation projects and the demand for our PE products being sold into the gas distribution, oil and gas gathering and irrigation markets providing strength to our business.”

Second Quarter 2006 Webcast and Conference Call

PW Eagle will hold its second quarter 2006 webcast and conference call on Thursday, August 3, 2006 at 11:00 a.m. Eastern Time to discuss the first quarter and first half 2006 results. The conference call will be available live on the internet at www.pweagleinc.com/investor/, where it will remain archived and available for replay for one month. The conference telephone number is 800-299-7635, use 50383162 as the passcode to access the call. The call will be archived for one week at 888-286-8010, use 36941190 as the passcode for access.

About PW Eagle, Inc.

PW Eagle, Inc. is a leading extruder of PVC pipe products and its wholly-owned subsidiary, USPoly Company, LLC, is a leading manufacturer of polyethylene pipe and fittings. Together they operate twelve manufacturing facilities across the United States. PW Eagle’s common stock is traded on the Nasdaq Global Market under the symbol “PWEI”.

Forward Looking Statements

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are “forward looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which relate to our expected sales volumes, margins and financial performance for the third quarter of 2006 involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. Actual results could differ if the economy, particularly the segments of the economy that impact the Company’s business, does not grow and perform at least as well as forecast. In addition, actual results could differ as a result of: (i) a slowdown in the United States economy; (ii) the failure of the Gross Domestic Product to improve during the remainder of 2006 and thereafter; (iii) an increase in interest rates; (iv) a decline in the construction of commercial and residential building; (v) a fluctuation in raw material prices; (vi) our ability to pass through any raw material price increases to our customers and (vii) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update “forward-looking” statements.

- financial schedules follow -

PW EAGLE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
NET SALES	$205,241	$161,626	$387,177	$304,266
COST OF GOODS SOLD	157,001	137,321	284,972	256,822

Gross profit	48,240	24,305	102,205	47,444
OPERATING EXPENSES:
Freight expense	10,805	9,345	19,311	17,534
Selling expenses	5,244	4,346	9,188	8,326
General and administrative expenses	4,026	3,333	9,543	6,871
Other (income) expense, net	50	(1,210)	519	(1,764)

	20,125	15,814	38,561	30,967

OPERATING INCOME	28,115	8,491	63,644	16,477

INTEREST EXPENSE	1,476	4,384	2,617	8,154

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	26,639	4,107	61,027	8,323
Income tax expense	9,970	1,571	23,312	3,186
Minority interest in loss of USPoly Company	—	(253)	—	(157)

NET INCOME	$16,669	$2,283	$37,715	$4,980

EARNINGS PER SHARE:
Basic	$1.39	$0.27	$3.22	$0.61
Diluted	$1.35	$0.23	$3.08	$0.51
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	12,025	8,561	11,716	8,152
Diluted	12,324	9,800	12,261	9,762
Adjustments to reconcile net income to EBITDA:
Net income	$16,669	$2,283	$37,715	$4,980
Minority Interest	—	253	—	157
Interest	1,476	4,384	2,617	8,154
Taxes	9,970	1,571	23,312	3,186
Depreciation and amortization	3,061	3,262	6,108	6,529

EBITDA	$31,176	$11,753	$69,752	$23,006

EBITDA is not intended to be an alternative to the financial results presented under generally accepted accounting principles in the United States of America. We believe EBITDA is a commonly used measure of financial performance by our lenders and the investment community and allows for a more complete analysis of our cash flows and results of operations.

PW EAGLE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	June 30, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,370	$5,671
Accounts receivable, net	107,120	87,062
Inventories	62,104	64,239
Other current assets	5,783	5,243

Total current assets	183,377	162,215

Property and equipment, net	52,060	56,301
Other long-term assets	16,006	15,940

TOTAL ASSETS	$251,443	$234,456

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Borrowings under revolving credit facilities	$—	$7,184
Current maturities of long-term financing leases	175	182
Other current liabilities	91,972	116,582

Total current liabilities	92,147	123,948

Financing lease obligations, less current maturities	19,447	19,525
Other long-term liabilities	4,625	4,944

TOTAL LIABILITIES	116,219	148,417

Stockholders’ equity	135,224	86,039

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$251,443	$234,456

Segment Income Statement Information

(In thousands, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
PW Eagle PVC Business
Net Sales	$183,303	$139,792	$343,594	$263,476
Gross Profit	44,405	20,635	93,956	41,113
Operating Income	26,955	6,372	60,978	14,360

Adjustments to reconcile to EBITDA:
Depreciation and amortization	2,408	2,585	4,807	5,186

EBITDA	$29,363	$8,957	$65,785	$19,546

USPoly PE Business
Net Sales	$21,938	$21,834	$43,583	$40,790
Gross Profit	3,836	3,670	8,249	6,331
Operating income	1,160	2,119	2,666	2,117
Adjustments to reconcile to EBITDA:
Depreciation and amortization	652	677	1,301	1,343

EBITDA	$1,812	$2,796	$3,967	$3,460

The combined total of the above amounts may differ from the consolidated amounts due to the impact of consolidation and elimination entries.

Six-month 2006 results for the PE business include a non-cash pre-tax charge of $0.7 million related to the previously announced relocation of USPoly’s injection molding operations from Shawnee, Oklahoma to its Tulsa, Oklahoma facility and in 2005 include a pre-tax gain of $1.3 million from the sale of the metals parts business.

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